Table of Contents

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

NET SERVIÇOS DE COMUNICAÇÃO S.A.

CNPJ 00.108.786/0001-65

NIRE 35.300.177.240

ARTICLES OF INCORPORATION

CHAPTER I - NAME, REGISTERED OFFICE, OBJECT AND DURATION

Art. 1 - NET SERVIÇOS DE COMUNICAÇÃO S.A. is a join-stock company which is governed by these articles of incorporation and the applicable law.

Paragraph One – With Company's admission to the special listing segment called Level 2 Corporate Governance, of BM&FBOVESPA S.A. – The Securities, Commodities, and Futures Exchange ("BM&FBOVESPA"), the company, its shareholders, managers, and members of the Audit Committee, are subject to the provisions under the Level 2 Corporate Governance Listing Regulation of BM&FBOVESPA (hereinafter called "Level 2 Regulation").

Paragraph Two – The provisions under the Level 2 Regulation shall take precedence over the statutory provisions, in case of prejudice to the rights to the subjects of the public tenders set forth herein.

Art. 2 - The Company is headquartered in the city of São Paulo, State of São Paulo, and may, by resolution of the Board of Directors transfer the address of the Company's headquarters, and by resolution of the Board of Directors open, maintain and close down branches, offices, warehouses or representation agencies, anywhere in the national territory or abroad.

Art. 3º - The Company aims to act directly or hold ownership interests in other companies capital that act (a) in the local distribution of pay TV signals, as well as in providing access to its subscribers to value-added services, (b) in the provision of other telecommunications services, (c) in any other mode of distribution of signals of any kind, through its local network, and (d) in the production of their own local channels as well as direct action in these activities. It also aims to provide all services to its subsidiaries, within the context of corporate support, administrative, and financial advisory. The Company may also participate in other companies that have the same activities, as well as incidental to these ones, such as import, export and representation.

Art. 4º - The duration time is indefinite.

CHAPTER II –SHARE CAPITAL AND SHARES

Art. 5º - The Share capital is R$ 5,612,242,940.97 (five billion, six hundred and twelve million, two hundred forty-two thousand, nine hundred and forty reals and ninety seven cents), divided into 114,459,685 (one hundred fourteen million, four hundred and fifty-nine thousand, six hundred eighty-five) common shares and 228,503,916 (two hundred twenty-eight million, five hundred and three thousand, nine hundred and sixteen), preferred shares, all nominative, book shares and without par value. The Share capital may be increased up to R$ 6,500,000,000.00 (six billion five hundred million real), regardless of any statutory amendment, in accordance with article 168 of the Law 6.404/76, through resolution of the Board of Directors, which will determine the conditions for issuance, under terms of the first paragraph of Article 170 of the Law 6.404/76.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Paragraph One - The preferred shares will have restricted voting rights, only in the following matters: (a) transformation, merger or split of the Company; (b) approval of contracts between the Company and its controller shareholder, either directly or through others, as well as the others companies in which the controller shareholder may be interested, provided that, by force of legal or statutory provision, the approval of such contracts be decided at a Shareholders' Meeting (c) assessment of assets intended for payment of a capital increase of the Company; (d) choice of a specialized company in order to determine the economic value of the shares of the Company, pursuant to the terms in Article 9, "iv", hereof; and (e) amendment or repeal of provisions under these Articles of incorporation that result in noncompliance, on the part of the Company, with the requirements provided in item 4.1, of the Level 2 Regulation, as BM&FBOVESPA, however this rights shall stand as long as the Level 2 Corporate Governance Participation Agreement is in force.

Paragraph Two - The preferred shares are secured (i) the receipt of cash dividends 10% (ten percent) higher than those paid on common shares; (ii)     priority in the reimbursement in the event of liquidation of the Company, without premium, at book value; (iii) equal treatment given to shareholders exercising the effective power to conduct corporate activities and to guide the functioning of the bodies of the Company, directly or indirectly, de facto or de jure, regardless of the shareholding interest held and observing article 27, paragraph one below (“Controlling Power”), in the event of sale of such a Controlling Power, pursuant to Article 27, opening section, hereof and (iv) right to be included in any public tender to acquire shares due to the sale of the Company control at the same rate and under the same conditions offered to the selling controller shareholder.

Paragraph Three -   The preferred shares, because they have no fixed or minimum dividends, will not acquire the right to vote if the Company fails to pay dividends, being inapplicable the provisions of paragraph 1 of Article 111 of the Law 6.404/76.

Paragraph Four - The preferred shares will participate on equal terms with the common shares in the distribution of bonus increases and may represent up to 2/3 (two thirds) of the total shares issued by the Company, and may be amended upon their issuance as for the proportion before existing between common and preferred shares.

Paragraph Five - The issuance of shares or shares convertible debentures or subscription bonus, whose placement is made by sale on the stock exchange or public subscription or exchange for shares in public offering for acquisition of control under the Law, may be excluding the right for first refusal in the subscription, or reduce the minimum statutory term.

Paragraph Six - The Company may, by resolution of the Shareholder's Meeting, grant option to purchase shares in favor of the managers and employees, or to individuals providing services to companies under its control.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Paragraph Seven -    The shares issued by the Company may be held in deposit accounts, in the name of their holders, in institutions accredited by the Securities Commission - CVM, in the form of book-entry shares, without the issuance of certificates, and the Board of Directors may set a deadline for the shareholders to submit certificates of outstanding shares for cancellation and the corresponding conversion into book shares. The Company or the custodian institute of the shares may charge the shareholders for the cost of services for issuing certificates or transfer of ownership of the shares within the legal limits and regulations, as provided for in Articles 34 and 35 of the Law 6.404/76 and their respective paragraphs.

CHAPTER III - THE SHAREHOLDERS' MEETING

Art. 6º - The Shareholders' meeting is empowered to decide on all matters relating to the Company's corporate resolutions and take the resolutions it deems appropriate for its protection and development, which should be called up at least 15 (fifteen) days in advance.

Art. 7º - The Shareholders' Meeting shall be convened and chaired by the Chairman of the Board of Directors and in his/her absence or impediment, by another member of the Board of Directors, or failing those people by any of the present officer of the Company.

Sole Paragraph - The Chairman of the Board of Directors will select one or more secretaries.

Art. 8º -          The Annual Shareholders' Meeting shall be held within the first four months following the end of the fiscal year, and shall decide on matters under its jurisdiction, as provided by law.

Art. 9º -          The Extraordinary Shareholders' Meeting shall meet whenever the interests require a decision by the shareholders and in the cases provided by law and these Articles of incorporation, and the power of the Shareholders' Meeting is to decide on the following matters: (i)     provision of guarantee, surety or other security in favor of third parties not members of the group of subsidiaries and affiliated companies (understood as being related only the Companies in which the Company and its subsidiaries participate in the capital with more than 10% (ten percent), excluding those which participate in the capital of the Company and/or its subsidiaries); (ii) cancellation of the publicly-held company maintained before the Securities and Exchange Commission - CVM; (iii)     disruption of corporate governance practices of the Level 2 (departure from Level 2 of BOVESPA); and       (iv)     electing the specialized company, among those appointed by the Board of Directors , responsible for preparing the economic valuation report for the value of the shares of the Company, for purposes of public offerings being dealt with by Chapter VIII and Chapter IX hereof.

Sole paragraph - The choice of a specialized institution or company treated by the item (iv) of Article 9° is under the exclusive responsibility of the shareholders' meeting, from the presentation, by the Board of Directors , of a triplicate list, and the respective resolution, not counting blank votes, and falling on each action, regardless of the type or class the right to one vote, to be taken by majority of votes of the shareholders representing the outstanding shares issued by the Company present in this deliberation, which is installed in first call should be attended by the presence of shareholders representing at least 20% (twenty percent) of the total outstanding shares, or, if held on the second call, it may be attended by any number of shareholders representing the outstanding shares. For purposes of resolution provided under this sole paragraph, we understand as outstanding shares as those issued by the Company, except for the shares held by the controlling shareholder, by people linked to the controlling shareholder by administrators of the Company and shares in the treasury.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

CHAPTER IV - MANAGEMENT OF THE COMPANY

Art. 10 - The Company will be administered by a Board of Directors and an Executive Board.

Paragraph One - The administrators take office under the terms recorded in the Book of Minutes of the Meetings of the Board of Directors or Executive Board, as that case may come to be, on which shall be contained the statement of those that (i) became aware on the shareholders' agreements duly registered at the Company head office, mentioned in art. 38 hereof and (ii) undertake to observe the full content thereof.

Paragraph Two - The inauguration of the managers will be subject to the prior subscription of the Term of Consent of the Officer mentioned in the Level 2 Regulation of Level of BM&FBOVESPA.

Paragraph Three - The Shareholders' Meeting shall determine the total amount of remuneration for the managers, which will be distributed in accordance with the provisions of Article 15, subitem V, hereof.

Art. 11 - The Board of Directors shall consist of at least 09 (nine) and, a maximum of, 12 (twelve) members and an equal number of alternates, at least 20% (twenty percent) of its members Independent Directors, such as defined in the Level 2 Regulation, all shareholders, are elected by the Shareholders' Meeting and removed by it at any time, with a unified term of one (01) year, reelection being permitted.

Paragraph One – When, for observance of the percentage referred to in the opening section to this article, an odd number of members arise, the number must be rounded off under the terms of the Level 2 Regulation.

Paragraph Two – The member elected as per the option under article 141, paragraphs 4 and 5, of Law no.6404/76 will also be deemed an Independent Director.

Paragraph Three – The members of the Board of Directors shall take office upon the signing of the respective term, recorded in the proper book.

Art. 12 - The Board of Directors shall have a Chairperson who will be elected by the majority vote of its members immediately after their inauguration, and it is forbidden to hold this office concurrently with the office of CEO or main officer of the Company.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Sole Paragraph - The replacement of the Chairperson of the Board of Directors will follow the same criteria established for its election, under the terms of the opening section to this article.

Art. 13 - The Board of Directors will be meeting ordinarily at least once every quarter and, extraordinarily, whenever necessary, as called any of its members, by letter, telegram, fax or in person, which shall be done at least (five) 05 days in advance.

Art. 14 - The Board of Directors will be installed, operate and resolve validly through the favorable vote of the majority of its elected members.

Sole Paragraph -       The decisions of the Board of Directors will consist of the minutes to be signed by those present in the meeting.

Art. 15 - The Board of Directors has the following attributes:

I -        set the general policy of the Company, approving the guidelines, policies and basic objectives for all major areas of activity of the Company and its subsidiaries;

II – approve the business plans of the Company and its subsidiaries, annual budgets, investment plans, covering all expansion programs of the Company and its subsidiaries, the political and financial plans, together with rules on the level of debt and other commitments relating to indebtedness and the Company, including requirements for assuming new debts and  hedge policy adopted by the Company;

III – elect and remove the Officers of the Company and assign their duties;

IV – supervise the administration of the Officers, review, at any time, the books and documents of the Company, request information on executed contracts or contracts to be executed, and on any other acts;

V - Allocate a total amount of remuneration fixed by the Shareholders' Meeting, the monthly fees, to each member of the Board of Directors of the Company;

VI -     assign to the members of its Administration their share in the profits assessed in the Company's balance sheets, including intermediaries, subject to the limitations and statutory and legal provisions;

VII -    express an opinion on the report of the Administration and the accounts of the Board of Directors, and authorize the distribution of interim dividends and, if these are distributed based on results calculated in the intermediate balance, fix the profit share that will be allocated to the officer;

VIII - appoint and dismiss the independent auditors;

XI -     convene the Shareholders' Meeting when you may consider appropriate or as required by law or statute;

X -       fix the vote to be given by the Company in Shareholders' Meetings and approve beforehand the contract changes of the Corporations in which it is participating as a partner, shareholder or quotaholder, including approving the choice of officer of subsidiaries or affiliates to be elected with the votes of the representatives of the Company, always respected the sole paragraph of the preceding article;

XI-      submit to the Shareholders' Meeting resolution a proposal for amendment hereof;

XII – set out the general criteria for the remuneration of the management and higher officers (understood as such the superintendents or those in equivalent positions of leadership) of a corporation in which the Company has made an investment or in the companies controlled, directly or indirectly, by the Company;

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

XIII – set he remuneration and benefits policy (indirect benefits, profit and/or sales sharing) of the management and the employees in general of the Corporation in which the Company has made an investment or in the companies that are controlled, directly or indirectly, by the Company, or related to its subsidiaries, respecting the provisions found in the existing agreements;

XIV – make decisions regarding the investment policy of the Company and the Corporations in which the Company has made an investment or the Companies controlled, directly or indirectly, by the Company or its subsidiaries or affiliates;

XV – make decisions on the capital structure of the Company and the Corporations in which the Company has made an investment or of the Companies that are controlled, directly or indirectly, by the Company or its subsidiaries or affiliates;

XVI – Choose the main officer of the Company and the Corporations in which the Company has made an investment or the Companies that are controlled, directly or indirectly, by the Company or its subsidiaries or affiliates;

XVII – designate a member of the Board of Directors to represent the Company in acts and operations in the Country or Abroad, or permit to be constituted an attorney in fact just for practicing a specific act, and the minutes that contains the Council's resolution should be filed with the Board of Trade, if this may come to be necessary;

XVIII – authorize the acquisition of shares from emission of the Company itself, for the ends of cancellation or stay in treasury for subsequent sale, subject to the relevant legal provisions;

XIX - approve the issuance of simple debentures, not convertible into shares and having no real guarantee;

XX –   define and submit to the Shareholders' Meeting the list of three companies specializing in economic valuation of companies, in order to prepare the appraisal report of the Company's shares by the economic value addressed by Articles 32 and 33 hereof;

XXI – approve the execution of contracts between the Company and the controlling shareholder, parties that are directly or indirectly controlled or controlling of the controller shareholder;

XXII – approve the contracting policy involving the controller shareholder, parties that are directly or indirectly controlling or controlled by the controller shareholder;

XXIII – approve the execution, on the part of the Company, of contracts for content and programming, as well as the maintenance or renewal of such contracts.

XXIV – approve the execution by the Company of contracts for telecommunication services in the country, or abroad, as well as the maintenance or renewal of such contracts

XXV – decide for or against any public tender for the acquisition of shares with regard to the shares issued by the Company, by means of previous well-founded technical opinion, given within 15 (fifteen) days from the publication of the public tender for the acquisition of shares, which shall stipulate, at least (i) the suitability and opportunity of the public tender for the acquisition of shares as regards the interest of the shareholders and with respect to the liquidity of the securities held by them; (ii) the repercussion of the public tender for the acquisition of shares on the interests of the Company (iii) the strategic plans disclosed by the seller with regard to the Company; (iv) other points that the Board of Directors may deem pertinent, as well as the information required by the applicable rules set by the CVM.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Art. 16 – The Executive Board will consist of at least 03 (three) and a maximum of four (04) Officers, shareholders or not, resident in Brazil, elected by the Board of Directors and removed by it at any time, being one General Director (CEO), one Financial Director (CFO), one Operational Director (COO) and one Director without a specific designation, whose position and duties are set by the Board of Directors upon their election, all of them holding office for 02 (two) years, who may be reelected.

Paragraph One -       The responsibilities of the Officers shall be specified by the Board of Directors which will also be establishing the fixed compensation of each Board of Directors executive and distributing, as the case may be, share in profits set out by the Shareholders' Meeting.

Paragraph Two -      In case of vacancy of any Director position, or upon the incapacity of the holder, the Board of Directors will be electing a new Director or appoint a substitute, setting, in any case, the time term in the office and the respective wages.

Paragraph Three -   The Executive Board shall perform the duties that the Law, the Articles of incorporation and the Board of Directors are to confer them for the practice of acts being necessary for the regular operation of the Company.

Paragraph Four -     The terms of office will always be signed by two (02) Officers and granted for specific purposes or for a specified period, not exceeding one year, except for those contemplating the powers of the ad judicia clause.

Paragraph Five -      The Executive Board will be meeting whenever necessary but at least once every month and the call falls to the General Director, who shall also chair the meeting.

Paragraph Six -        The meeting will be installed under the presence of Officers representing the majority of the Executive Board.

Paragraph Seven -    Minutes of the meetings and resolutions of the Executive Board shall be recorded in the proper book.

Paragraph Eight -    The Executive Board shall have jurisdiction to decide on the issuing, by the Company, of Promissory Notes ("commercial papers"), to be traded in Brazil or abroad.

Art. 17 – Specific duties of the:

I-                   General Director

a)      to submit to the approval by the Board of Directors the annual work plans and budgets, investment plans and the new expansion programs of the Company and its subsidiaries, promoting their implementation as per approved terms;

b)      Formulate the strategies and guidelines of the Company and to setting out criteria for the implementation of the resolutions of the Shareholders' Meeting and the Board of Directors, with the participation of the other Officers;

c)      to carry on the supervision for all activities of the Company;

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

d)     to coordinate and supervise the activities of the Executive Board, convening and chairing its meetings;

e)      to perform other specific tasks, conferred upon him/her by the Board of Directors.

II-                Operational Director:

a)      lead and manage all operational activities of the Company with the collaboration of other Officers;

b)      Formulate, in conjunction with the General Director, strategies and operational guidelines of the Company;

c)      to perform other specific tasks, conferred upon him/her by the Board of Directors;

d)     Replace the General Director in his / her absences or temporary disabilities.

Art. 18 – The other Officers are in charge of the specific assignments conferred upon them by the Board of Directors;

Art. 19 – All acts creating liability to the Company, or discharge obligations of third parties with it, shall be valid only if they have:

I)                   The joint signature of two members of the Board of Directors;

II)                The joint signature of a Board of Directors member and of an attorney-in-fact of the Company;

III)             The joint signature of two attorneys-in-fact of the Company.

Sole Paragraph -       The Company shall be represented solely by any member of the Executive Board, without the formalities provided for in this article, in cases of receipt of summons or notices of process and providing personal testimony.

CHAPTER V – AUDIT COMMITTEE

Art. 20 – The Company will have a permanent Audit Committee, elected and inaugurated by the Shareholders' Meeting, which shall consist of at least three (03) and a maximum of five (05) members and alternates in equal numbers, individuals, resident in the country, graduates in a college-level course, or that have held for a minimum period of three (3) years, any position of business manager or of Tax Advisor, among which, at least, one (1) financial expert.

Paragraph One - The Audit Committee members and their alternates shall serve their positions until the first annual general ordinary meeting to be held after their election, and they may be reelected.

Paragraph Two - There may not be elected to the Audit Committee, in addition to the persons listed in the paragraphs of Article 147 of Law 6.404/76, the members of the Board of Directors and employees of the Company or the controlled Corporation or of the same controlled group, and the spouse or relative, up to third degree, of the Company's management.

Paragraph Three -   The Audit Committee members will take office by signing the declaration of acceptance of office registered in the Book of Minutes and the Audit Committee Reports, in which shall be contained such statement of those that (i) took knowledge of shareholders' agreements duly registered at the Company's head office, mentioned in art. 37 of these articles of incorporation, and (ii) undertake to observe the full content thereof.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Paragraph Four -     The term of office of the Audit Committee members will be subject to the prior execution of the Consent Agreement of the Members of the Audit Committee as described in the Level 2 Regulation of the BM&FBOVESPA and the observance of the applicable legal requirements.

Paragraph Five -      The Audit Committee shall have a Chairperson, who will be elected by the majority vote of its members immediately after his/her inauguration.

Art. 21 - The remuneration of the members of the Audit Committee, as well as the annual budget, are to be approved by the Shareholders' Meeting that elects them.

Art. 22 - The Audit Committee will be meeting ordinarily 01 (one) time a month, and extraordinarily whenever the corporate interests so require the decision on the part of its members and in the cases provided by law and in these articles of incorporation, upon a call, through an e-mail with 07 (seven) days in advance, carried out by the Chairperson of the Audit Committee or by any of the members as provided in its Internal Regulation.

Art. 23 – The duties of the Audit Committee are:

I)                   propose to the Board of Directors the appointment of independent auditors and the person in charge for the internal audit of the Company, as well as to supervise its activities under the terms of these articles of incorporation in conjunction with the Management of the Company;

II)                issue a report on the policies and annual audit plan of the Company, submitted by the person in charge for the internal audit of the Company, as well as on its implementation;

III)             monitor the results regarding the internal audit of the Company and identify, prioritize and propose to the Board of Directors actions to be accompanied by the Executive Board;

IV)             oversee the work of the independent auditors;

V)                set out procedures in order to receive, retain and address complaints and allegations about accounting practices, internal accounting controls and audit problems, including procedures enabling for submitting anonymous and confidential complaints and accusations made by employees of the Company on questionable accounting practices and problems in the audit;

VI)             choose an external consultant to assist in the determination of a fact where clarification is necessary for the proper performance of its functions, setting the fees, within reasonable levels, in force and effect in the market and being compatible with the economic dimension of the Company, which will be paid by this last one;

VII)          meet at least quarterly with the independent auditors for getting clarification or information, and verify specific facts;

VIII)       Watch over the compliance with the Internal Regulation of the Audit Committee;

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

IX)             Assist in the implementation or amendment of the Company's accounting practices;

X)                Supervise, by any of its members, the actions of the administrators and verify the compliance with its legal and statutory duties;

XI)             give opinion on the annual management report, including in its report the additional information that it may come to deem necessary or useful for the resolution of the Shareholders' Meeting;

XII)          comment on the proposals of the management, to be submitted to the Shareholders' Meeting, relating to changes in share capital, issuance of debentures or subscription bonuses, investment plans or capital budgets, dividend distribution, transformation, merger or split;

XIII)       report, by any of its members, to the management bodies, and if they do not take the necessary steps to protect the interests of the Company, to the Shareholders' Meeting, errors, frauds or crimes that they discover, and suggest useful measures for the Company;

XIV)       convene the Annual Shareholders' Meeting, if the management bodies delay for more than 1 (one) month this call, and the extraordinary one, whenever there are serious or urgent reasons, including the agenda of the meetings the subject matters that they deem being necessary;

XV)          analyze, at least quarterly, the balance sheet and other financial statements periodically prepared by the Company;

XVI)       examine the financial statements for the fiscal year and comment on them;

XVII)    exercise the powers conferred on it in this chapter, during the liquidation, in view of the special provisions governing it;

XVIII) attend the meetings of the Board of Directors or the Executive Board, where the following items will be discussed, as they are described below: (i) the annual management report of the Company (ii) modification of the share capital, issuance of debentures or subscription bonuses, investment plans or capital budgeting, dividend distribution, transformation, merger or demerger of the Company and (iii) financial statements for the fiscal year.

CHAPTER VI – FISCAL YEAR, BALANCE SHEET AND RESULTS

Art. 24 – The fiscal year will last one year and end on the last day of December of each year.

Art. 25 – At the end of each fiscal year shall be prepared based on the Company's bookkeeping, the financial statements provided by law.

Paragraph One – The Board of Directors may determine the preparation of balance sheets or, subject to the provisions of law, in shorter periods and approve the distribution of dividends based on the earned profits.

Paragraph Two – At any time the Board of Directors may also resolve to distribute interim dividends on accrued earnings account or profit reserves existing in the last annual or biennial balance sheet.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Art. 26 - Any accumulated losses and provision for income taxes will be deducted from the fiscal year income, before any interest.

Paragraph One – On the remaining profit determined in the form of the caput of this article, will be calculated the statutory participation of the administrators, up to the maximum legal limit being allowed.

Paragraph Two -      The net income of the fiscal year, after the deduction mentioned in the preceding paragraph, shall be intended for, the following items, as they are described below: a)            5% (five percent), for Legal Reserve Fund, until reaching 20% (twenty percent) of the share capital; b)           25% (twenty five percent), after the adjustments referred to in article 202 of the Law 6.404/76, for payment of mandatory dividend to all its shareholders, subject to the provisions of paragraph 3 of Article 5 of these Articles of incorporation.

Paragraph Three – After the distribution provided in the preceding paragraph, the balance, as proposed by the Board of Directors and approval on the part of the Shareholders' Meeting, will be intended for an additional reserve in order to boost the working capital and for future appropriation to the Share capital. The balance of this reserve may not exceed the equivalent of the share capital.

CHAPTER VII - TRANSFER OF CONTROLLING POWER

Art. 27 - The sale of shares to the controlling shareholder in order to ensure the Controlling Power, either through a single transaction or by means of successive operations, shall be contracted under the precedent or subsequent condition that the purchaser undertakes to conduct a public tender for the acquisition of shares of all other shareholders of the Company, subject to any conditions and time terms set forth in the current laws and the Level 2 Regulation of the BM&FBOVESPA, in order to assure them the same treatment as that given selling shareholder.

Sole Paragraph - There is a relative presumption of ownership on the Controlling Power in relation to the person or group of persons bound by a shareholders' agreement or under common control (Shareholders' Group) which holds shares that they have secured to them an absolute majority of votes of the shareholders attending the last three Shareholders' Meetings of shareholders of the Company, even if they do not hold shares which guarantees them the absolute majority of the voting stock of the Company.

Art. 28 – The public offer of shares referred to in Article 27 hereof, shall also be required when there is an onerous assignment of rights to subscribe for shares and other securities or rights related to securities convertible into shares that will result in the sale of shares that ensure the Company's Controlling Power.

Art. 29 - The public tender of the acquisition of shares referred to in article 27 shall be required, even in case of transfer of control of a company which holds the Controlling Power over the Company. In this case, the controller shareholder shall be compelled to state to the BM&FBOVESPA the amount assigned to the Company in this sale, also sending the documents proving this amount.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Art. 30 - The one who acquires the Controlling Power, in view of a private share purchase agreement with the controller shareholder, involving any number of shares, will be required to (i) make a public offer pursuant article 27 hereof, and (ii) pay, under the terms described below, an amount equivalent to the difference between public tender price and the amount paid per action acquired at the stock exchange within six (6) months prior to the sale of the Company's Control, duly adjusted until the due date. Said amount must be allotted to the people who have sold the Company shares at the trade floors where the purchaser has made the purchases, in proportion to the daily net sale balance of each, where BM&FBOVESPA will handle the allotment, under the term of its regulations.

Art. 31 – The Company will record any transfer of shares for the purchaser or for those who may hold the Controlling Power, as long as they have not signed the Controllers' Consent Agreement referred to in the Level 2 Agreement.

Sole Paragraph – The company will record an shareholders' agreement which provides for the exercise of the Controlling Power as long as the signers have not signed the Controllers' Consent Agreement referred to in the opening section to this article.

CHAPTER VIII - CANCELLATION OF REGISTRATION OF A PUBLICLY TRADED COMPANY

Art. 32 - Without prejudice to the laws and regulations, the cancellation of the Company's registration as a public company before the Securities and Exchange Commission - CVM should be preceded by a public tender for the acquisition of shares and shall have as minimum price, necessarily, the value of the Company and its shares to be determined in an appraisal report made by a specialist company, by using recognized methodology or based on other criteria to be defined by the CVM, under the terms of article 34 below.

Sole Paragraph - The cancellation shall be preceded by an Extraordinary Shareholders' Meeting to specifically decide on such a cancellation.

Art. 33 - When the market is informed on the decision to cancel registration as a public company, the bidder must disclose the maximum value per share or one thousand shares for which the public tender will be formulated.

Paragraph One -       The public tender will be conditioned to the value determined in an appraisal report referred to in Article 32 not exceeding the amount disclosed by the bidder.

Paragraph Two - If the value of the shares determined in the appraisal report is higher than the value reported by the bidder, the decision under the opening section to this article shall be automatically canceled, unless the bidder expressly agrees to the public offering for the value determined in the appraisal report and the bidder must disclose to the market on the decision that has been adopted.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Art. 34 – Observing the provision under sole paragraph of article 9, the appraisal report shall be prepared by a specialized company with proven expertise and independence as to the decision-making power of the Company, its managers and/or controller shareholder, as well as meeting the requirements under paragraph 1 of article 8 of Law no.6404/76, and take the responsibility under paragraph 6 of the same article. The costs incurred with the preparation of the report shall be borne by the bidder, as provided for in the opening section to article 32.

CHAPTER IX -        LEAVING LEVEL 2

Art. 35 - If the Company's shareholders at an Extraordinary Shareholders' Meeting are to approve the removal of the Company from the Level 2 of the BM&FBOVESPA, (i) in the event that the removal of the Company from the Level 2 Corporate Governance should occur so that its shares can be registered for trading outside Level 2, or (ii) as a result of corporate reorganization in which the shares issued by the Company resulting from such a reorganization are not admitted for trading on Level 2 Corporate Governance within 120 (one hundred and twenty) days from the Shareholders' Meeting which has approved the operation, the controller shareholder shall hold a public tender of the acquisition of shares pertaining to the other shareholders of the Company, at least, the respective economic value in an assessment report drawn up under the terms of article 34 above, observing the applicable legal and regulatory norms.

Sole Paragraph - The controller shareholder of the Company will be exempted from holding the public tender under this article if the Company leaves the Level 2 Corporate Governance due to the execution of a participation agreement by the Company in the special segment of the BM&FBOVESPA called New Market ("New Market") or if the company resulting from the corporate reorganization is allowed to trade securities on the New Market within 120 (one hundred and twenty) days from the date of the Extraordinary Shareholders' Meeting which has approved said operation.

Art.36 – If there is no controller shareholder, should the Company be allowed to leave the Level 2 Corporate Governance so that the securities issued by it can be registered for trading outside the Level 2 Corporate Governance, or by virtue of a corporate reorganization operation, where the company born from this reorganization does not have its securities admitted for trading at the Level 2 Corporate Governance or New Market within 120 (one hundred and twenty) days from the date of the Extraordinary Shareholders' Meeting which has approved said operation, the removal will be conditioned to the holding of a public tender for the acquisition of shares under the same conditions of the article above.

Paragraph One – Said Shareholders' Meeting shall define the person(s) in charge of the public tender for acquisition of shares, who, at the Meeting, shall expressly undertake the obligation to hold the tender.

Paragraph Two – If the persons in charge of holding the public tender for the acquisition of shares are not appointed, in case of a corporate reorganization operation, where the company born from this reorganization does not have its securities admitted for trading at the Level 2 Corporate Governance, the shareholders who have voted in favor of the corporate reorganization will hold said tender.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

Art. 37 – The removal of the Company from the Level 2 Corporate Governance for failure to observe obligations under the Level 2 Regulation is conditioned to the performance of the public tender for acquisition of shares, at least, at the economic value of the shares, to be assessed in an assessment report referred to in article 32 hereof, respecting the applicable legal and regulatory norms.

Paragraph One – The controller shareholder shall hold the public tender for the acquisition of shares stipulated in the opening section to this article.

Paragraph Two – If there is no controller shareholder and the removal from the Level 2 Corporate Governance referred to in the opening section is decided by the Shareholders' Meeting, the shareholders who have voted in favor of this decision which led to the respective nonperformance shall hold the public tender for the acquisition of shares stipulated in the opening section.

Paragraph Three – If there is no controller shareholder and the removal from the Level 2 Corporate Governance referred to in the opening section arises from an act or fact by the management, the company managers shall call a Shareholders' Meeting whose agenda will decide on how to remedy the nonperformance of the obligations under the Level 2 Regulation or, as the case may be, decide on the removal of the Company from the Level 2 Corporate Governance.

Paragraph Four – If the Shareholders' Meeting referred to in paragraph 3 above decides for the removal of the Company from the Level 2 Corporate Governance, said Shareholders' Meeting shall appoint the person(s) in charge of the public tender for the acquisition of shares stipulated in the opening section, who, at the meeting, shall expressly undertake the obligation to hold the tender.

CHAPTER X -         WINDING UP

Art. 38 - The Company shall be liquidated in the cases provided by law or by resolution of the Shareholders' Meeting and shall be extinguished by termination of the liquidation.

Sole Paragraph -       The Board of Directors shall appoint the liquidator and the forms and guidelines to follow and will set up the fees.

CHAPTER XI -        ARBITRATION

Art. 39 - The Company, its shareholders, managers and members of the Audit Committee are committed to resolve through arbitration, any and all disputes or controversies that may come to arise among them, related to or arising, in particular from the application, validity, effectiveness, interpretation, violation and its effects of the provisions of the Law No. 6.404/76, the Company's Articles of incorporation, on the rules issued by the National Monetary Council, the Central Bank of Brazil and the Securities and Exchange Commission, as well as on other rules applicable to the functioning of the capital markets in general and those contained in the Level 2 Regulation, of the Rules of Arbitration of the Arbitration Chamber, of the Sanction Regulation, and the Participation Agreement in Level 2 Corporate Governance.

ARTICLES OF INCORPORATION OF NET SERVIÇOS DE COMUNICAÇÃO S.A.

EXHIBIT I TO THE MINUTES OF THE EXTRAORDINARY SHAREHOLDER'S MEETING HELD ON APRIL 05, 2012

CHAPTER XII -      GENERAL PROVISIONS

Art. 40 - The dividends that are not received or requested shall expire in three years from the date on which they were made available to the shareholder and revert on behalf of the Company.

Art. 41 - The shareholders' agreements duly registered at the Company head office that, among other provisions, are setting out terms and conditions for sale of shares of the Company, governing the right of first refusal or regulate the exercise of voting rights of the shareholders, will be respected by the Company and by Management.

Sole Paragraph -       The obligations and responsibilities arising from such agreements will be valid and enforceable against third parties once that such agreements have been properly annotated in the record books of the Company and in the share certificates, if issued. The Company's officers will ensure compliance with such agreements and the Chairperson of the Shareholders' Meeting or meetings of the Board of Directors , as the case may be, shall declare the nullity of the votes issued by the shareholder or by the counselor in contradiction with the terms of such agreements or, in case of absence or abstention of shareholders or counselors, the other harmed shareholders or counselors elected by the affected shareholders may vote with the shares or votes belonging to the shareholders or counselors that absent or missing, as applicable, pursuant to art. 118, paragraphs 8 and 9 of the Law 6.404/76.

Art. 42 - The Company will observe the procedures of the internal self-regulation policy in relation to the trading of securities issued by the Company.

Art. 43 -         The company is prohibited to issue any founder shares

São Paulo - SP, April 05, 2012.

/s/ Alberto de Orleans e Bragança

ALBERTO DE ORLEANS E BRAGANÇA

Secretary